Exhibit 99.1

Media:	Wendy Olson
(713) 627-4072
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	September 9, 2011

Spectra Energy Announces Management Appointments

HOUSTON – Spectra Energy Corp (NYSE: SE) today announced a number of senior management appointments.

“These management appointments will allow the company to take full advantage of the broad experience these senior executives have gained in recent years,” said Greg Ebel, president and chief executive officer, Spectra Energy Corp. “It also provides the opportunity for them to develop and effectively share their substantial know-how across the enterprise and ensures we have a top-notch leadership team with a truly diverse set of skills and experiences.”

The management appointments are as follows:

Julie Dill, currently president, Union Gas, Spectra Energy’s Ontario-based local distribution company, will become president and chief executive officer, Spectra Energy Partners (NYSE: SEP), the company’s master limited partnership. Dill also will assume the role of group vice president, Strategy, for Spectra Energy Corp, responsible for continuing the growth of SEP and providing leadership in setting the long-term strategy of the corporation. Dill will relocate to Houston.

Steve Baker, currently vice president and treasurer, Spectra Energy Corp, will become president, Union Gas, responsible for setting the overall course and strategy for Union Gas’ continued growth in earnings and safe operations in the coming years. Baker will relocate to Chatham, Ontario.

Guy Buckley, currently group vice president, Corporate Development and Strategy, Spectra Energy Corp, will become vice president and treasurer, Spectra Energy Corp, responsible for the company’s financing and capital market activities, interest rate management, liquidity and cash management, and the company’s relationships with major banks and credit rating agencies. Buckley also will retain his existing responsibilities for the company’s Merger & Acquisition activities. He will remain in Houston.

Sabra Harrington, currently vice president and controller, Spectra Energy Corp, will become vice president, Risk Management and Financial Planning, Spectra Energy Corp, responsible for enterprise-wide risk management and financial planning efforts. Harrington will remain in Houston.

Allen Capps, currently vice president, business development, Union Gas, will become vice president and controller, Spectra Energy Corp, serving as the company’s chief accounting officer. Capps will relocate to Houston.

Greg Rizzo, currently president and chief executive officer, Spectra Energy Partners, will continue in his other primary role as group vice president, Regulatory Affairs, where he leads the company’s Federal Energy Regulatory Commission and U.S. Customs functional areas. Rizzo will take on the additional role of being the corporation’s key liaison with the Interstate Natural Gas Association of America (INGAA), as Ebel assumes the 2012 chairmanship of this critical industry group. Rizzo will remain in Houston.

These leadership changes are effective January 1, 2012.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For nearly a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 19,100 miles of transmission pipeline, more than 305 billion cubic feet of storage, as well as natural gas gathering and processing, natural gas liquids operations and local distribution assets. The company also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Spectra Energy is a member of the Dow Jones Sustainability World and North America Indexes and the U.S. S&P 500 Carbon Disclosure Project’s Leadership Index for both Carbon Performance and Disclosure. For more information, visit www.spectraenergy.com.

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